Exhibit 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated April 6, 2002 and all references to our Firm included in this Form 10-KSB. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 2001 or performed any audit procedures subsequent to the date of our report.

/s/  MARCUM & KLIEGMAN LLP

New York, New York
April 16, 2002